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                                  EXHIBIT 10(b)

                         SOFTWARE DISTRIBUTOR AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into and made this 9th day of August, 1999, by and between Townsend Analytics, Ltd., an Illinois corporation, having its principal office at 100 South Wacker Drive. Suite 2040, Chicago, Illinois 60606 ("TAL"), and HyperFeed Technologies, Inc., a Delaware corporation, whose principal office is located at 300 S. Wacker Drive, Suite 300 Chicago, Illinois 60606 ("HTI").

                              W I T N E S S E T H:

     WHEREAS, TAL (a) designs, develops, markets and licenses computer software and computer-based software systems and has developed a suite of real time software products called "TAL Trading Tools Package" ("the
Product") that performs a variety of functions such as: (1) the display of market price quotations, news, and other information for analysis ("RealTick -TM-"); (2) order entry including initiating and transmitting of trading orders, position management, etc. ("RealTrade-TM-"); (3) the provision of software server applications including permissioning, real-time and historical market prices and news to the Product (PermSrv-TM-, TA_SRV-TM-, and TALNet-TM-, among others) ("Software Server Applications"); and (b) the operation of an Internet and frame relay site for distribution of market quotes, trades, and other services ("TAL site"); and

     WHEREAS, HTI is in the business of distributing market data, and selling, licensing, supporting, installing and servicing computer software, and has represented that it has the resources, facilities and personnel necessary to maintain the high standards of performance which are necessary to achieve maximum sales of TAL's products through satisfaction of the end user ("Customer"); and

     WHEREAS, HTI desires to market the Product for LAN customers; and

     WHEREAS, HTI acknowledges that the Product constitutes valuable property of TAL not within the public domain, and that, but for this Agreement, and rights granted herein, HTI would have no rights with respect thereto; and

     WHEREAS, TAL and HTI have agreed that throughout the course of this Agreement and in terminating this Agreement they will act in a fair, equitable and ethical manner to each other as well as to the end user;

     WHEREAS, HTI, the entity formerly known as PC Quote, Inc., is affiliated with PC Quote.Com, Inc. ("PQT"); and

     WHEREAS, PQT and TAL have entered into a Software License and Distributor Agreement ("PQT Agreement"), dated May 28th, 1999, which obligates PQT to pay TAL certain license fees for its use of the Product;

     NOW, THEREFORE, TAL and HTI agree as follows:


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1. APPOINTMENT AND ACCEPTANCE. TAL hereby appoints HTI, subject to the provisions, terms and conditions set forth in this Agreement, a non-exclusive distributor in the location(s) listed in the attached Schedule 1 for the licensing, support and servicing of the Product or Products listed in the attached Schedule 2 to this Agreement, which Schedule may be amended from time to time. HTI hereby accepts such appointment, and by accepting said appointment, acknowledges that it has read and understood this Agreement and the Schedules attached hereto.

2. RESERVATION OF RIGHTS. TAL reserves the right to license, sell, support, and service the Product in competition with HTI and to appoint, without limitation, other distributors for the Product. Nothing in this Agreement prohibits TAL from offering the Product on any other data feed including its own data feed. Subject to Section 13, HTI reserves the right to license, sell, support, and service its products, including HyperFeed 2000 in conjunction with other products which may compete with TAL Products and to appoint, without limitation, other distributors for the such products. Except as explicitly provided in Section 13, nothing in this Agreement prohibits HTI from offering the such products with its data feed.

3. HTI OWNERSHIP, MANAGEMENT AND BUSINESS. This Agreement is entered into by TAL in reliance upon the representations and agreements by HTI regarding its ownership, management and conduct of its business. HTI agrees to give TAL thirty
(30) days prior written notice of its intention to effect any of the following changes, and no such change shall be made without the prior written approval of TAL, which approval shall not be unreasonably withheld.

          (a) A change or transfer which would materially affect, either directly or indirectly, the ownership, management or control of HTI.

          (b) A sale or transfer of any substantial portion of HTI's business property or business assets other than in the ordinary course of business.

4. TERM.

          (a) This Agreement shall become effective as of the date first above written and shall remain in effect until December 4, 2000, unless earlier terminated in accordance with the provisions of Paragraph 5. Notwithstanding the foregoing, this Agreement shall continue for the period, not to exceed one year, of any customer agreement entered into prior to December 4, 2000 by HTI.

          (b) This Agreement shall thereafter be automatically renewed for successive one (1) year periods unless either party notifies the other not less than ninety (90) days prior to the end of any particular term that it does not agree to such an automatic renewal.

5. TERMINATION.

          (a) By TAL. TAL may terminate this Agreement if, at any time during the term of this Agreement or any renewal hereof, HTI is in material breach of any of the terms, conditions, duties or obligations contained in or

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     referred to in this Agreement, and such breach remains uncorrected for a period of ten (10) days following written notice by TAL to HTI of said breach and TAL's intention to terminate this Agreement, provided, however, that TAL may elect to terminate this Agreement immediately upon written notice to HTI, if: (a) HTI has violated any material terms, conditions, duties or obligations contained in or referred to in Paragraph 6(c) (Site License Agreement) or (b) upon dissolution or insolvency of HTI; (c) upon the filing by HTI of a voluntary petition in bankruptcy or for an arrangement, composition, or reorganization or the appointment of a receiver, trustee or custodian for any substantial part of HTI's property or business, or an assignment by HTI for the benefit of its creditors; or
     (d) upon the filing against HTI of an involuntary petition in bankruptcy or for an arrangement, composition or reorganization, which is not dismissed within sixty (60) days or reorganization or the appointment of a receiver, trustee or custodian for any substantial part of HTI's property or business, or an assignment by HTI for the benefit of its creditors.

         For purposes of this Paragraph, but without limiting TAL's right to terminate, a material breach shall include without limitation the following events:

              (i) Failure by HTI to make any payment when such payment becomes validly due to TAL, provided that nothing contained herein shall, or is intended to, change or limit either TAL's right to take any other or further action or pursue any remedy at law or in equity to collect any sums past due.

             (ii) HTI's violation of any of the provisions of Paragraph 3 (HTI Ownership, Management and Business); Paragraph 7 (Warranties); Paragraph 13 (Redistribution); Paragraph 14 (Distribution); Paragraph 16 (Private Label); Paragraph 18 (Distribution of Product with Order Entry; Paragraph 19 (Distribution of Data to TAL); Paragraph 20 (International Distribution); and Paragraph 22 (Confidentiality of Trade Secrets) as set forth below;

            (iii) Submission by HTI of any information in connection with this Agreement which proves to be false or incorrect in any material respect on the date submitted; omission by HTI to submit information materially required under this Agreement; or failure to update information previously supplied, if such causes other information submitted to be false or incorrect in any material respect.

        (b) By HTI. HTI may terminate this Agreement if, at any time during the term of this Agreement or any renewal hereof, TAL is in material breach of any of the terms, conditions, duties or obligations contained in or referred to in this Agreement, and such breach remains uncorrected for a period of ten (10) days following written notice by HTI to TAL of said breach and HTI's intention to terminate this Agreement.

     (c) Termination does not relieve either party of obligations already incurred or accrued for current or prior transactions.

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6. TERMS OF LICENSE.

          (a) LICENSE FEES. TAL's fee for HTI for the Product shall be the fee established by TAL from time to time plus all delivery costs, insurance premiums, communications costs, freight and all other charges and expenses incurred by TAL for delivery to HTI and its customers, provided that the effective date of any customer license fee modification shall be the first day of the next customer renewal term referenced in Paragraph 8 below. The fees applicable on the date of this Agreement are set forth in Schedule 2 attached hereto. HTI shall be solely responsible for any and all taxes arising from each order for the Product placed with TAL. TAL may change at the time of renewal of this Agreement, upon thirty (30) days prior written notice to HTI, the fee and/or terms of payment by HTI for new and renewing Customers, provided that changes in fees or terms that are less favorable to HTI shall not be applied to orders placed by HTI and accepted by TAL prior to the date of notice, and scheduled for immediate installation. Such changes in fees or terms that are more favorable to HTI shall be applied to all orders not delivered.

          (b) PAYMENT. HTI shall pay for the use of all Products in advance of the month of service to HTI by TAL. A ten (10) day grace period will be allowed if all license fees are otherwise current. Upon receipt of payment, TAL will provide passwords to enable use of the Product for the month.

          (c) SITE LICENSE AGREEMENT. HTI shall not distribute the Product or permit a customer to use the Product without first obtaining from each Customer a signed Site License Agreement, the form and content of which has been approved in writing by TAL. If Site License Agreements were previously or are hereafter not obtained by HTI or its predecessor PC Quote, Inc., HTI agrees to remedy the situation by obtaining signed Site License Agreements which have been approved by TAL within a reasonable time frame. HTI shall indemnify TAL from any and all losses, claims, damages, expenses, and any causes of action of every nature whatsoever, including attorneys' fees, which arise from claims brought by customers who have not signed Site License Agreements. HTI and its directors, officers and employees shall represent TAL and its directors, officers and employees in a positive and reasonable manner in any communications with customers pertaining to TAL's requirement that such customers execute TAL's Site License Agreement.

          (d) RISK OF LOSS. TAL's responsibility for loss or damage occurring in shipment, storage, delivery or otherwise, to any items being sent to HTI, or being sent to others for HTI, shall under all circumstances cease after such items have been delivered by TAL to any carrier.

          (e) If the license fees owing by any current customer for the Product are understated by HTI or its predecessor, PC Quote, Inc., HTI agrees to: (i) pay to TAL any and all correct license fees owed for all customers who are being charged incorrect license fees, unless TAL has expressly agreed in writing to waive payment of fees in specific cases, and notwithstanding whether HTI has collected the fees, and (ii) remedy the situation within a reasonable time frame so that customers are charged the correct license fees, unless TAL has expressly agreed in writing to waive this requirement in specific cases. HTI shall indemnify TAL from any and all losses, claims, damages, expenses, and any causes of action of every nature whatsoever, including attorneys' fees, which arise from claims brought by customers regarding said understated license fees. HTI agrees that it will not offer or provide any such customers another product in lieu of the Product or similar to the Product for a period of six (6) months after the date on which such customer is notified of such understatement. HTI and its directors, officers and employees shall represent TAL and its directors, officers and employees in a positive and reasonable manner in any communications with customers pertaining to any understatement of licensing fees.

7. WARRANTIES. TAL expressly disclaims all warranties, express or implied with respect to the Product and related materials, or their quality of performance including warranties of merchantability and fitness for a particular purpose. TAL makes no representation concerning the likelihood of profitable trading using the Product. The Product is licensed "as is" and "with all faults". HTI shall not extend any warranties for or on behalf of TAL and shall make no representation or warranty regarding the Product or the likelihood of profitable trading based on the Product. In no event shall TAL incur any liability to HTI or any customer of HTI arising out of any contract or arrangement between HTI and any of its customers unless TAL shall expressly and in writing agree to the contrary. ALL WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE ARE HEREBY DISCLAIMED IN THEIR ENTIRETY. TAL DOES NOT ASSUME, NOR AUTHORIZE ANY OTHER PERSON TO ASSUME FOR IT, ANY OTHER LIABILITY IN CONNECTION WITH THE DESIGN, MANUFACTURE, LICENSING, INSTALLATION, OR USE OF ANY OF ITS PRODUCTS. NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THE LICENSING, DESIGN, MANUFACTURE, INSTALLATION OR USE OF ANY PRODUCTS, WHETHER DUE TO NEGLIGENCE OR ANY OTHER CAUSE.

If any Product is defective in a material manner, then TAL's liability, if any, under this Agreement, shall in all events be limited to repair or replacement at TAL's sole option, and such repair or replacement shall be HTI's sole and exclusive remedy; provided, however, that if any such defective Product cannot in TAL's sole opinion be repaired or replaced, then TAL's liability shall be limited to the return of the last month's license payment thereof paid in connection with or for such defective Product. Either party shall have the option to terminate this Agreement upon notice to the other party delivered within fifteen (15) days after such payment. Any unauthorized modification or improvement to the Product which affects the Product as delivered to HTI will void TAL's then-current warranty.

8. CUSTOMERS' TERM. HTI agrees that the maximum term of any license of the Product to Customers will be no more than one year unless TAL otherwise agrees in writing and that HTI will not license the Product to new Customers after the delivery of

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notice of termination pursuant to the terms of this Agreement unless otherwise agreed in writing by the parties.

9. ONGOING LICENSE FEE OBLIGATIONS. Except as otherwise specifically provided herein (including with respect to any grant of rights and licenses herein, any continuing fee payments provided for herein and the continued furnishing of the Product to customers after expiration of the Term), upon expiration of the Term or upon termination, neither party shall have any further obligations under this Agreement; provided, that termination or expiration hereof shall not affect or impair any right or obligation of a party hereto arising prior to termination or expiration. As soon as HTI's fee obligations under this Agreement shall have ceased, HTI will stop using, reproducing, displaying, marketing, and distributing the Product and make reasonable efforts to cause Customers to stop using the Product.

10. MINIMUM AGGREGATE LICENSE FEE PAYMENTS.

          (a) HTI agrees to pay a minimum aggregate license fee payment ("Minimum Aggregate License Fee Payment") to TAL of five million dollars ($5,000,000) during the initial term of this Agreement. The minimum monthly license fee payment ("Minimum Monthly License Fee Payment") that shall be due and payable hereunder to TAL shall be $220,000 per month until the Minimum Aggregate License Fee Payment has been paid in full. From and after the month in which the Minimum Aggregate License Fee Payment is paid in full, HTI shall pay the license fee set forth in
    Schedule 2 without regard to the Minimum Monthly License Fee Payment amount.

          (b) Notwithstanding anything to the contrary contained herein, half of the amount of license fees paid by HTI's predecessor, PC Quote, Inc., pursuant to the Software Distributor Agreement, during the period between April 1, 1999 and June 1, 1999, shall be applied to the Minimum Aggregate License Fee Payment due TAL from HTI. Thereafter, payments made by HTI for the periods of June and July wholly apply to the Minimum Aggregate License Fee Payment due to TAL from HTI.

          (c) If this agreement is terminated for any reason, HTI shall pay the unpaid balance of the Minimum Aggregate License Fee Payment immediately, unless this Agreement has been terminated by HTI pursuant to Paragraph 5(b) of this Agreement.

          (d) HTI's payment of the Minimum Aggregate License Fee Payment shall not relieve HTI from its continuing obligation to pay license fees hereunder.

          (e) The combined Minimum Aggregate License Fee Payments under this Agreement and the PQT Agreement shall be ten million dollars ($10,000,000.00). HTI hereby guarantees payment in full of such combined Minimum Aggregate License Fee Payments over the term of this Agreement. If PQT (pursuant to its separate agreement with TAL) makes a Minimum Aggregate License Fee Payment to TAL which exceeds five million dollars ($5,000,000.00), such excess payment will reduce the Minimum Aggregate License Fee Payment due TAL from HTI pursuant to this Agreement.

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11. HTI STANDARDS OF OPERATION. HTI shall use its best efforts to promote the licensing of the Product. HTI shall also undertake to maintain high standards of performance, and shall conduct its business at all times in such a manner as will reflect favorably on TAL, as reasonably determined by TAL, and its products and avoid in any way any deceptive, misleading or unethical practices or advertising. HTI shall comply with each of the following standards:

          (a) FINANCIAL RESPONSIBILITY. At TAL's request, HTI shall provide TAL with financial information about HTI's operations in order to establish and maintain lines of credit.

          (b) RECORDS AND RECORD KEEPING. HTI agrees to keep accurate books and records of account for a period of up to three (3) years after the close of each calendar year showing all information necessary for the accurate determination of the number of units of the Product sold and the gross proceeds thereof and agrees that an independent firm of accountants selected by TAL, shall have right to inspect the books and records of HTI, it being agreed that any books or records reviewed in connection with such inspection shall be kept strictly confidential and shall not be utilized in any commercial manner other than in connection with determining compliance with this Agreement. In the event such inspection discloses a liability to TAL as the result of the failure of HTI to properly discharge its obligations hereunder in the amount of ten (10%) percent or more, HTI shall pay to TAL the cost of such audit in addition to the amount of such discrepancy. The provisions of this Paragraph shall survive termination of this Agreement for a period of twenty-four (24) months after termination.

          (c) MODIFICATION OR CONVERSION OF PRODUCTS. HTI shall not remove, deface or otherwise change any descriptive markings, labels, the language of the Site License Agreement, or the copyright notice on any of the Products. HTI shall not, without the prior written consent of TAL, make, sell, license or distribute any modifications or improvements to the Products which affect the Product as delivered to HTI. HTI will not knowingly maintain or support software which has been modified or converted without TAL's prior authorization.

12.  MARKETING.

          (a) HTI will comply with TAL's then-current policies regarding advertising and promotion and the use of TAL's service marks and the like, which policies may be amended by TAL at any time, or from time to time. Additionally, HTI will prominently feature the Product in promotional activities. As part of its general promotional activities for the Product, HTI will feature the appropriate TAL tradename or trademark wherever practicable and in a form approved by TAL. HTI shall not, under any circumstance, use the words "agent", "agency" or other such words in connection with its display of TAL's trade name.

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          Prior to any use, HTI shall provide TAL with copies, duplicates, photographs or samples of packaging, advertising, copy, brochures, marketing and promotional materials, documentation and technical materials, and other documents and materials of HTI bearing any trademark of TAL for review of the manner in which such trademarks are proposed to be used. TAL shall be deemed to have consented to any proposed use of the trademarks of which it has been given notice as provided herein if it does not object to such use in writing to HTI within five (5) business days of receipt of such notice of proposed use.

          From time to time TAL may furnish HTI with manuals and technical material prepared to facilitate HTI's sales efforts. All such materials, manuals and lists remain the property of TAL and are to be returned to TAL upon the termination or expiration of this Agreement, except as TAL and HTI may otherwise agree in writing.

          (b) HTI agrees to provide similar advertising placement for the Product should it market HTI Orbit or any product similar to HTI Orbit or the Product. HTI also agrees to profile TAL on its website as a strategic business ally. TAL agrees to profile HTI as a strategic business ally on its website.

          (c) HTI agrees to spend at least as much in advertising dollars for the Product as it spends in the aggregate on HTI Orbit and other products similar to HTI Orbit or the Product.

          (d) TAL agrees that HTI RealTick has been marketed by its predecessor, PC Quote, Inc. under the name "PC Quote 6.0 for Windows". HTI will change the branding of the Product to another label that is reasonably approved by TAL. Notwithstanding the provisions of clause
     (j) below (which provisions shall be effective immediately), in no event shall HTI be forced to change the branding in a period of time which is less than six (6) months from the date of this Agreement.

          (e) HTI agrees to market RealTrade provided by TAL, subject to terms and conditions to be mutually agreed upon.

          (f) HTI will set the sales and commission structure of the Product such that they shall be equivalent or better on a percentage of revenue basis to other HTI products similar to the Product. TAL, with HTI's prior written consent, may offer an incentive to HTI sales representatives directly to promote TAL product lines.

          (g) HTI will, at TAL's request, provide TAL with certified copies of sales and marketing data and reports to enable TAL to monitor HTI's compliance with the terms herein, within a reasonable period of time.

          (h) HTI agrees to use its best efforts to market the Product.

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          (i) All Products licensed by HTI shall bear the appropriate TAL trademarks and copyrights. HTI shall not be deemed by anything contained in or done pursuant to this Agreement to acquire any right, title or interest in or to the use of any TAL tradename, trademark or service mark, and shall do nothing to prejudice the value or validity of TAL's rights therein or ownership thereof. HTI shall not use any TAL tradename, trademark, service mark, symbols or the like in connection with the offer and/or sale of any other product or in any manner found objectionable by TAL. Upon termination or nonrenewal of this Agreement, HTI shall discontinue any use of TAL's trademarks and service marks, tradenames, identifying symbols and the like, and all labels, brochures, displays and any and all literature and advertising media relating to TAL or any of its products.

          (j) HTI agrees that all marketing efforts and all documentation related to the Product, including but not limited to print and electronic advertisements and literature, shall state that the Product is the property of Townsend Analytics and shall mention RealTick and TAL in a form which shall be approved prior to use by TAL.

          (k) Notwithstanding anything to the contrary contained in the Agreement, TAL agrees that HTI may develop, license, distribute, market and otherwise commercially exploit HTI proprietary products which may be competitive with the Product, including, but not limited to the HTI Orbit product.

13. THIRD PARTY PRODUCTS. TAL agrees that HTI will license HyperFeed 2000 to redistributors and developers on the LAN, private WANs, RAS and WEB. HTI agrees that it shall not license, sell or otherwise market redistributors' or developers' products that are similar to the Product. It is agreed that HTI will not benefit from the sale of these products except through the data feed sale. Redistributors' products may be listed in ads, on a web page and in HyperFeed literature as part of a suite of applications powered by HyperFeed 2000.

14. METHOD OF DISTRIBUTION.

          (a) HTI is licensed to distribute the Product or components of the Product to customer's sites in which HTI has installed a HyperFeed data feed.

          (b) HTI agrees that it does not have the right to distribute the Product over the public Internet.

          (c) HTI agrees that it does not have the right to license its customers to distribute the Product via the public Internet or nonprivate networks. HTI agrees to use all reasonable means to identify any customers who may be distributing the Product over the Internet. If the Product or components of the Product are being distributed over the Internet or nonprivate networks by customers of HTI or its predecessor, PC Quote, Inc., HTI agrees to remedy this situation at its own expense and shall indemnify TAL from any and all losses, claims, damages, expenses, and any causes of action of every nature whatsoever, including attorneys' fees, which arise from claims brought by customers regarding redistribution of the Product over

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     the Internet. HTI agrees that it will not offer or provide any such customers a similar product in lieu of the Product or similar to the Product for a period of six (6) months after the date on which such customer is notified of any improper redistribution for Internet redistribution. HTI and its directors, officers and employees shall represent TAL and its directors, officers and employees in a positive and reasonable manner in any communications with customers pertaining to the prohibition on redistribution over the Internet.

          (d) TAL agrees to allow HTI to allow customers to use RAS and WAN connections to the customer's site subject to an agreed upon site license which includes coverage for the remote user, the form and content of which shall be approved by TAL in writing.

15. SUPPORT.

     (a) HTI SUPPORT TO TAL.

          (i) HTI agrees to provide TAL with technical support necessary for TAL to maintain the driver and feed handler with adequate notice of changes in the feed specifications and in the market data.

          (ii) HTI agrees to provide support to end users of the Product and Services.

          (iii) HTI shall be adequately familiar with the Product to provide assistance to customers in the installation and use of the Product.

          (iv) HTI agrees to provide TAL with a computer similar to the computer that will be installed for customer's server, communication equipment required to receive HTI data at TAL's offices and real time market data including exchange, news, and fundamental data necessary for development.

          (v) HTI agrees to provide HyperFeed 2000 data, including exchange and source data, at no charge to TAL at TAL's site. This data shall be used only for testing, development and provision of data for the Product as specified in Schedule 2.

     (b) TAL SUPPORT TO HTI.

          (i) TAL agrees to provide HTI with TAL's customary support and provide sales personnel with TAL's customary training from time to time in Chicago.

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          (ii) TAL agrees to provide HTI's support personnel with ongoing backup support during TAL's regular business hours.

          (iii) TAL agrees to provide ongoing software debugging services for software problems that can be duplicated at HTI's offices in Chicago.

          (iv) TAL agrees to provide HTI with upgrades within a reasonable time frame after they become available. Additional features that become available as part of the Product as set forth in Schedule 2 will be made available to HTI. TAL is not obligated to offer any other additional features or products to HTI.

          (c) Each party will assign a key representative for license fee, relationship, and product management.

16. PRIVATE LABEL. TAL agrees that HTI may offer certain customers a private label version of the Product. Such service shall be subject to the following terms and conditions:

          (a) No order execution may be attached to the private labeled versions of the Product, unless approved by TAL in writing for each customer

          (b) The resale of the end user product must be at the minimum price of the Product as defined in Schedule 2, Section 1.

          (c) TAL must approve in writing all customers who are offered a private label version pursuant to this Paragraph 16. Schedule 3, which may be amended from time to time, lists all customers who have been approved by TAL as of the execution of this Agreement;

          (d) All customers must execute a mutual license agreement with HTI and TAL. This agreement will be developed with the cooperation of HTI and TAL.

          (e) The parties will develop a private label licensing program offering that includes a substantial non-recurring engineering fee and/or minimum number of end users. TAL agrees that the non-recurring engineering fee charged to HTI customers will not be greater than the fee TAL charges similar customers.

17. NON-SOLICITATION FOR EMPLOYMENT. HTI and TAL agree not to solicit for employment or hire, either as a consultant or employee, any individual known by such party to be a current employee of the other party or to have been an employee of the other party during the twelve (12) month period preceding the date of such solicitation.

18. DISTRIBUTION OF PRODUCT WITH ORDER ENTRY. HTI agrees that it does not have the right to provide or market order entry enabled software with the Product nor to allow customers to do so without the specific written agreement of TAL. If order entry is to be enabled with the Product, each customer must enter into a direct written agreement with TAL. TAL and HTI agree that customers may enter orders to other sites besides the

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TAL service bureau through the web browser button in the Product but agree that
HTI will not endorse or directly benefit from customers entering such orders to such sites without the prior written agreement of TAL. HTI will not knowingly provide order entry enabled software without TAL's written authorization.

19. DISTRIBUTION OF DATA TO TAL. HTI agrees to provide TAL with backup or primary data for TAL's redistribution at prices and terms to be agreed upon but not higher than HTI normally charges for such services. TAL will be allowed to sell RealTick directly with HyperFeed 2000 data. HTI agrees that the prices charged to TAL or TAL customers for HyperFeed data will not be greater than prices charged to companies with similar products. HTI will receive a credit towards the Minimum Aggregate License Fee Payment for a TAL site similar to the credit that HTI would have received for a HyperFeed RealTick site. For example, if TAL sells HyperFeed 2000 with RealTick and the data fees are $60 a terminal and had HTI sold the same site with RealTick and owed to TAL $100 per terminal then $100 will apply to HTI's minimums.

20. INTERNATIONAL DISTRIBUTION. TAL and HTI each agree that in the absence of an agreement for international distribution, HTI will only sell data feed products and TAL will sell TAL software products bundled together to international clients subject to each party's prior written agreement. Any such client will be required to enter two separate contracts (one with TAL for the Product and one with HTI for data feed products). Currently the parties have separate agreements with PC Quote located in Canada. HTI may enter into international agreements which provide exclusive territories where the Product and HTI's HyperFeed product are packaged together only with the prior written consent of the parties. Any such exclusive agreement that HTI enters into will not prevent TAL's distribution of RealTick or HyperFeed 2000 within such territory. TAL and HTI acknowledge that HTI may offer its data feed or its proprietary products internationally without the Product without further amendment to this Agreement.

21. COMPLIANCE WITH LICENSE AND LAWS. TAL and HTI shall comply with all requirements imposed on TAL (and its distributors) and with all federal, state and local laws, regulations, rules and ordinances pertaining to the operations and conduct of its business and the sale of the Product, including but not limited to all laws pertaining to the export of Products to foreign countries and to the Internet.

22. CONFIDENTIALITY OF TRADE SECRETS. HTI agrees, on behalf of itself and its predecessor, PC Quote, Inc., that all confidential information received from TAL prior to and following execution of this Agreement, including without limitation all technical information and service manuals received in training sessions, is and shall remain the property and confidential information of TAL. Similarly, TAL agrees that all confidential information received from HTI is and shall remain the property and confidential information of HTI. Both parties agree, on behalf of themselves and their employees, to use their best efforts to maintain such information in the strictest confidence and not to disclose the same to any third party, including their employees not having a need to know. Neither party shall copy or reproduce any such confidential information without the prior written approval of the other. Both parties agree to obtain from each of its employees having access to such information a written agreement that states that the employee has been informed of the confidential nature of such information and that the employee agrees to maintain such information in confidence. Each party further agrees to return all such information and all copies thereof to the other immediately upon termination of this Agreement.

     The obligations of confidence set forth herein above, however, shall impose no obligation upon either party with respect to any confidential information which: (i) is now or which subsequently becomes generally known or available by publication, commercial use or otherwise; (ii) is known by the receiving party at the time of receiving such information; (iii) is furnished to third parties without restriction on disclosure; (iv) is subsequently rightfully furnished by a third party without a restriction on disclosure; or (v) is independently developed by HTI or TAL, provided that the person or persons developing same have not had access to the confidential information.

     The obligations set forth in this Paragraph 22 shall survive the expiration of or any earlier termination of this Agreement.

23.  MISCELLANEOUS.

          (a) RELATIONSHIP OF PARTIES. The relationship between the parties to this Agreement is that of independent contractors. Neither is an agent or employee of the other nor has any right or authority to assume or create any obligation of any kind, expressed or implied, on behalf of the other, nor shall the acts or omissions of either create any liability for the other. Subject to the provisions of this Agreement, HTI shall conduct its business at its own initiative, responsibility and expense. Nothing herein is intended to create a partnership, joint venture, or other similar relationship between the parties.

          (b) INDEMNIFICATION. HTI agrees that it will indemnify, defend and hold harmless TAL, its officers, directors, employees and agents from any and all losses, claims, damages, expenses and causes of action of every nature whatsoever, including attorneys' fees, which are caused by the breach of this Agreement by HTI or breach of the Software Distributor Agreement by its predecessor, PC Quote, Inc., or by the negligent acts, omissions or intentional wrongdoing of HTI in connection with the performance or nonperformance of its obligations hereunder.

          HTI shall hold, indemnify and save TAL, its officers, directors, employees and agents from any and all costs, expenses (including attorneys' fees), judgments, settlements, losses, or other liabilities incurred by TAL, directly or indirectly, as a result of any claim, action, suit or litigation brought against TAL by any party arising out of or relating to (a) any failure by HTI or its predecessor, PC Quote, Inc., to perform any obligation under this Agreement or the prior software distributor agreement ("Software Distributor Agreement"), dated December 4, 1995, between TAL and PC Quote, Inc.; (b) any representations or warranties made by HTI except as provided herein; or (c) any damages or claims resulting from the termination or expiration of this Agreement.

          TAL agrees to indemnify and hold harmless HTI, its officers, directors, employees, and agents from any and all claims, demands, liabilities, actions, suits or proceedings, including reasonable attorneys' fees and expenses, alleging infringement or misappropriation relating to the Product, provided that HTI must promptly notify TAL in writing of any such claim, action or proceeding.

         (c) ASSIGNABILITY. Neither this Agreement, nor any right or obligation hereunder, is assignable in whole or in part, whether by operation of law or otherwise, by HTI without the prior written consent of TAL. This Agreement may be assigned by TAL and its duties hereunder may be delegated.

         (d) TAXES AND FEES.

              (i) HTI will be responsible for paying, as and when due, any taxes and fees, such as sales, use, and communications taxes and exchange fees, required to be paid in connection with the distribution of the Product.

              (ii) TAL agrees to rely upon any appropriately completed resale certificate provided by HTI that relates to the transactions contemplated hereby which is attached as Schedule 4.

              (iii) TAL will be responsible for paying, as and when due, any income taxes required to be paid in connection with the license fees payable to TAL under this Agreement.

              (iv) This Paragraph shall survive the termination of this Agreement for any reason.

         (e) NOTICES AND OTHER COMMUNICATIONS. Unless otherwise provided, every notice hereunder shall be in writing and deemed given when delivered in person or when mailed, postage prepaid, to the intended recipient at the address specified in this Agreement, or other address previously designated by the intended recipient by written notice, provided, however, that notices to TAL shall be addressed Attention: Vice-President. Any notice of termination or nonrenewal shall be sent by registered or certified mail.

          (f) FORCE MAJEURE EVENTS. If either party to this Agreement is prevented from or delayed in performing any of its obligations under this Agreement by reason of a Force Majeure Event (as defined below), such party shall notify the other party in writing as soon as practicable after the onset of such Force Majeure Event and shall be excused from the performance of its obligations under this Agreement to the extent such Force Majeure Event has interfered with such performance. The party whose performance under this Agreement is prevented or delayed as the result of a Force Majeure Event shall use reasonable efforts to remedy its inability to perform. As used herein, "Force Majeure Event" shall mean circumstances found to be beyond the parties' control and without the gross negligence or willful misconduct on the part of either party. Such circumstances may include, without limitation, acts of God, acts of government in its sovereign or contractual capacity, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions. Neither TAL nor HTI shall be liable for any loss, damage, delay, or other consequence resulting from a Force Majeure Event.

          (g) NON-WAIVER. No failure to exercise, and no delay in exercising, on the part of either party hereto, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, power or privilege hereunder preclude any other or further exercise thereof.

          (h) ENTIRE AGREEMENT. This Agreement and the attached Schedules set forth the entire understanding of, and supersedes and revokes all prior agreements between the parties relating to the subject matter contained herein and merges all prior discussions between them. This Agreement may not be modified except by a writing signed by a duly authorized officer of TAL.

          (i) GOVERNING LAW. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the law of the state of Illinois.

          (j) SEVERABILITY. If any provision of this Agreement shall be held invalid under applicable law, the remaining provisions shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day first above written.


-------------------------------------
HyperFeed Technologies, Inc.

By:
       -----------------------------

Title:
       -----------------------------

ACCEPTED:

Townsend Analytics, Ltd.

By:
       -----------------------------
Title:
       -----------------------------

                                   SCHEDULE 2

REALTICK POWERED BY HYPERFEED 2000 (LAN, WAN OR RAS)

     32 bit version of RealTick with Features listed below
     NT driver
     Servers: 32-bit version of TA_SRV & NewSrv
     On line help on all programs

MINIMUM PRICES:

     A. MONTHLY SITE FEE FOR EACH CUSTOMER LOCATION

          $795.00 per site

     B. MONTHLY FEES FOR REALTICK FEATURES

        i.       Quotes:  $100.00 per user **
        ii.      Charts:  $25.00 per user
        iii.     News:  $25.00 per user
        iv.      Level 2:  $50.00 per user

     C. MONTHLY FEES FOR FULL REALTICK WITH ALL AVAILABLE FEATURES INCLUDING CHARTS, NEWS, AND LEVEL 2

        i.       $200.00 per user (for customers with 0 to 50 users)
        ii.      $180.00 per user (for customers with 51 to 200 users)
        iii.     $170.00 per user (for customers with more 201 or above)

NATIONAL ACCOUNTS: Customers will be allowed to aggregate workstations licensed to use RealTick at any wholly owned subsidiary or branch office of the Customer. Certain other conditions may apply to National Accounts that will be agreed to in writing by HTI and TAL from time to time.

** HTI has certain customers who were licensed subject to the TAL/PC Quote, Inc. contract dated December 4, 1995. These customers will be allowed to complete the term of their license on the price schedule that applied to the TAL/PC Quote, Inc. contract. The primary difference is that the price of the Quotes module was discounted to $85/month at 10 users. HTI is responsible for paying TAL the correct license fees for such customers based on the TAL/PC Quote, Inc contract regardless of what prices the customer is actually being charged

LICENSE FEE. The royalty split on LAN business will be thirty-three percent (33%) to TAL on the first $500,000.00 of monthly revenue and fifty percent (50%) to TAL of monthly revenue above $500,000.00. Monthly revenue is defined as fees that HTI charges to the customer of the Product which is at least equal to the minimum prices above but which may be greater such as if additional services are charged to the customer but from which exchange and news vendor fees that have been charged to the customer may be deducted.